Exhibit 99.1

,

PEOPLE’S UTAH BANCORP REPORTS THIRD QUARTER 2019 RESULTS; ANNOUNCES QUARTERLY DIVIDEND PAYMENT

Third Quarter 2019 Highlights

▪	Achieved annualized return on average assets of 1.88% for third quarter
▪	Realized annualized return on average equity of 13.79% for the third quarter
▪	Earnings per diluted share increased 7.3% to $0.59 year-over-year
▪	Net interest margin narrowed 22 bps to 5.03% year-over-year
▪	Total deposits grew $230 million, or 12.3%, to $2.10 billion year-over-year
▪	Total loans held for investment declined 2.5% to $1.68 billion year-over-year
▪	Total assets grew $232 million, or 10.5%, to $2.4 billion year-over-year

AMERICAN FORK, UTAH, October 23, 2019 – People’s Utah Bancorp (the “Company” or “PUB”) (Nasdaq: PUB) reported net income of $11.1 million for the third quarter of 2019 compared with $11.0 million for the second quarter of 2019, and $10.5 million for the third quarter of 2018.  Diluted earnings per common share were $0.59 for the third quarter of 2019 compared with $0.58 for the second quarter of 2019, and $0.55 for the third quarter of 2018.

Annualized return on average assets was 1.88% for the third quarter of 2019 compared with 1.96% for second quarter of 2019, and 1.91% for the third quarter of 2018.  Annualized return on average equity was 13.79% for the third quarter of 2019 compared with 14.33% for the second quarter of 2019, and 14.97% for the third quarter of 2018.

The Board of Directors declared a quarterly dividend payment of $0.13 per common share. The dividend will be payable on November 12, 2019 to shareholders of record on November 4, 2019. The dividend payout ratio for earnings for the third quarter of 2019 was 22.0%.  This continues the over 50-year trend of paying dividends by the Company.

“People’s Utah Bancorp achieved strong financial performance in the third quarter.  Our total assets grew 10.5% from a year ago, primarily as a result of strong low-cost, core deposit growth.  Total deposits grew $230 million, or 12.3% year-over-year, as our retail branches and commercial treasury management team focused on raising commercial deposits from existing commercial clients, as well as the acquisition of new client relationships. Our loan growth has slowed as we have increased selectivity and managed overall concentrations,” said Len Williams, President and Chief Executive Officer.

“We achieved a return on average equity of 13.8% and a return on average assets of 1.9%, even as we continue to position, strengthen, and fortify our balance sheet.  We have increased our average equity to average assets from 12.8% a year ago to 13.7% for the third quarter of 2019, while increasing our allowance for loan losses as a percentage of total loans from 1.4% a year ago to 1.8% at the end of the third quarter of 2019.  We believe this focus will ensure greater strength and safety, given our expectations for a slower economy going forward.”

Mr. Williams continued, “We have decided to simplify our branding strategy to a single, unified name for our Bank, a new logo, and a more contemporary look.  We are currently communicating the new brand with our existing clients, through one-on-one discussions and other forms of communication.  We plan to make a public announcement on November 12, 2019 regarding our new branding strategy.  We expect this new branding strategy will provide us with the opportunity to increase market penetration as potential clients better understand our size, scale, and product offerings as a unified bank.  Ultimately, we anticipate that these efforts will result in greater growth in our loan and deposit portfolios and higher overall revenues.”

Net Interest Income and Margin

For the third quarter of 2019, net interest income grew 3.7%, or $1.0 million, to $28.2 million compared with $27.2 million for the same period a year earlier.  The increase is primarily the result of average interest earning assets growing 8.3%, or $170 million, while yields on interest earning assets declined 18 basis points to 5.44% for the same period a year ago. Lower yields on interest earning assets were primarily the result of $207 million, or 62.5%, increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $172 million, or 9.4%, for the same respective period.  Yield on total loans increased 16 basis points to 6.49% for the third quarter of 2019 compared with the same period a year ago, while average loans declined $35.5 million, or 2.1%, for the same comparable period.  The percentage of loans to total interest earning assets decreased to 75.7% for the third quarter of 2019 compared with 83.7% for the third quarter of 2018.

For the third quarter of 2019, total cost of interest-bearing liabilities increased 7 basis points to 0.70% compared with the same period a year ago and is the result of the cost of interest bearing deposits increasing 14 basis points to 0.70% for the same comparable period, while the Company had no short-term borrowing for the third quarter of 2019 compared with $49.4 million of average short-term borrowings in the third quarter of 2018.

Acquisition accounting adjustments, including the accretion of loan discounts and amortization of core deposit intangibles, added 10 basis points to the net interest margin for the third quarter of 2019.

Provision for Loan Losses

For the third quarter of 2019, provision for loan losses was $2.1 million compared with $1.9 million for the same period a year earlier. The increase in provision for loan losses in the third quarter of 2019 is due primarily to $1.0 million increase in specific reserves, with the remainder the result of increased general reserves.  For the third quarter of 2019, the Company incurred net recoveries of $0.3 million compared with net charge-offs of $0.9 million for the same period a year ago.

Noninterest Income

For the third quarter of 2019, noninterest income increased $0.7 million, or 17.7%, to $4.5 million compared with $3.8 million the same period a year ago.   The increase was primarily the result of mortgage banking income increasing from higher loan sales in the third quarter of 2019 compared with the same period a year ago due to a significant increase in refinance volumes as overall interest rates declined.

Noninterest Expense

For the third quarter of 2019, noninterest expense was $16.1 million compared with $15.3 million for the same period a year earlier and is primarily the result of $0.5 million in higher salaries and employee benefits and $0.5 million in higher marketing and advertising expenses associated with the rebranding of the Company.  The Company expects higher marketing and advertising expense related to the rollout of a new branding strategy both in the fourth quarter of 2019 and into 2020.  Higher salaries and employee benefits, and marketing and advertising were offset by lower FDIC premiums as the Company applied its small bank FDIC assessment credits to its overall premium assessment.  For the third quarter of 2019, the Company’s efficiency ratio was 49.20% compared with 49.33% for the same period a year ago.

Income Tax Provision

For the third quarter of 2019, income tax expense was $3.4 million compared with $3.3 million for the same period a year earlier.  For the third quarter of 2019, the effective tax rate was 23.2% compared with 23.9% for the same period a year ago.

Loans and Credit Quality

Loans held for investment decreased $3.8 million, or 0.2%, to $1.68 billion at September 30, 2019 compared with $1.68 billion at December 31, 2018, and decreased $43.2 million, or 2.5% compared with $1.72 billion at September 30, 2018. The decline is primarily the result of declines in the acquisition, development, and construction loan portfolio of $38.7 million, or 11.9% from December 31, 2018 to September 30, 2019 and $96.4 million, or 25.2%, from a year ago, as the

Company has managed loan concentration levels and become more selective with the type and size of construction projects that it is willing to finance, given its perspective on a slowing economy.  For the nine months ended September 30, 2019, average loans declined $16.5 million, or 1.0%, to $1.68 billion compared with $1.70 billion for the same period a year earlier.

Non-performing loans were $4.3 million at September 30, 2019 compared with $4.5 million at December 31, 2018, and $5.8 million at September 30, 2018  Non-performing loans to total loans were 0.26% at September 30, 2019 compared with 0.27% at December 31, 2018, and 0.34% at September 30, 2018.  Non-performing assets were $4.3 million at September 30, 2019 compared with $4.5 million at December 31, 2018, and $8.8 million at September 30, 2018.  Non-performing assets to total assets were 0.17% at September 30, 2019 compared with 0.21% at December 31, 2018, and 0.40% at September 30, 2018.  The allowance for loan losses increased $7.2 million, or 30.7%, to $30.5 million at September 30, 2019 compared with the same period a year earlier.  The allowance for loan losses to loans held for investment was 1.82% at September 30, 2019 compared with 1.50% at December 31, 2018, and 1.36% at September 30, 2018.  In accordance with acquisition accounting, loans acquired from the Utah branches of Banner Bank and Town & Country Bank were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses. Credit discounts are included in the determination of fair value, and as a result, no allowance for loan and lease losses is recorded for acquired loans at the acquisition date.  The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios.  Remaining credit discounts on acquired loans was $6.4 million at September 30, 2019.

In June 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU significantly changes the accounting for credit loss measurement on loans and debt securities.  For loans and held-to-maturity debt securities, the ASU requires a current expected credit loss (“CECL”) measurement to estimate the allowance for credit losses (“ACL”) for the remaining estimated life of the financial asset (including off-balance sheet credit exposures) using historical experience, current conditions, and reasonable and supportable forecasts.  The ASU eliminates the existing guidance for Purchased Credit Impaired (“PCI”) loans but requires an allowance for purchased financial assets with more than an insignificant deterioration since origination, otherwise known as purchase credit deteriorated (“PCD”) assets.  In addition, the ASU modifies the other-than-temporary impairment model for available-for-sale debt securities to require an allowance for credit impairment instead of a direct write-down, which allows for reversal of credit impairments in future periods based on an improvement in credit.  This ASU is effective for interim and annual reporting periods beginning after December 15, 2019.

On October 16, 2019, the FASB voted to delay the adoption by two years to January 2023 for private companies, not-for-profit companies, and certain small public companies that meet the definition of a smaller reporting company (“SRC”), as defined by the Securities and Exchange Commission. To meet the requirements of an SRC, an entity must be an issuer as defined by the SEC and have public float of less than $250 million, or public float of less than $700 million and annual revenues of less than $100 million.  As of June 30, 2019, the Company’s public float was $466 million and annual revenues for 2018 were $130 million.  As a result, the Company is not an SRC and therefore, will be required to adopt the ASU effective January 1, 2020.

The implementation process includes evaluation of technical accounting topics; developing, validating and implementing models and methodologies used to calculate CECL; updating ACL documentation; validating internal controls; and overall operational readiness for adoption of the ASU.  The Company is currently running new models and processes in parallel with existing models and processes under current accounting guidance in advance of the January 1, 2020 effective date. These parallel runs will focus on technical functionality of the CECL calculation, operational execution of the end-to-end process, as well as disclosure requirements. The Company has established a project team and a steering committee to provide cross-functional governance over and make key decisions relating to the project plan and the parallel runs.

The Company intends to recognize an ACL for held-to-maturity and available-for-sale debt securities.  The ACL on available-for-sale debt securities will be subject to a limitation based on the fair value of the debt securities.  Based on the credit quality of existing debt securities, The Company does not expect the ACL for debt securities to be material.

The Company expects to use the weighted average remaining maturity (“WARM”) approach, adjusted for prepayments, to calculate CECL.  As described in the FASB Staff Question and Answers, the Company intends to use a qualitative approach to adjust historical loss information for current conditions and for reasonable and supportable forecasts, and then immediately revert to historical credit losses.  As noted in section ASU 320-20-30-9, “An entity shall not rely solely on past events to estimate expected credit losses. When an entity uses historical loss information, it shall consider the need to adjust historical information to reflect the extent to which management expects current conditions and reasonable and supportable forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The adjustments to historical loss information may be qualitative in nature and should reflect changes related to relevant data (such as changes in unemployment rates, property values, commodity values, delinquency, or other factors that are associated with credit losses on the financial asset or in the group of financial assets).”

The Company is currently in the process of evaluating the impact of the ASU on its earnings, financial position, and regulatory capital amounts and ratios related to loans. The Company expects its ACL to increase upon adoption, because the ACL will be required to cover the full remaining expected life of the portfolio, rather than the incurred loss model under current U.S. GAAP. In addition, a portion of the increase will be due to PCI loans that will be reclassified as PCD loans with the credit related non-accretable discount increasing both ACL and loan balances, but not retained earnings.  However, accretable discounts held on non-PCD loans are not allowed to be moved to ACL as part of the adoption of this ASU.  As a result, the Company will be required to set aside additional ACL for non-PCD loans through retained earnings upon adoption.  As a result, the Company will continue to hold accretable discounts that will be recorded to interest income over the remaining life of non-PCD loans as well as a similar amount in ACL.

The Company expects greater volatility in its earnings and those of other banks after adoption due to the nature and time horizon used to calculate CECL.  In addition, the Company expects a potential negative impact to credit availability and reduced loan terms to borrowers as this ASU is adopted by financial institutions.  Lastly, the Company expects a lack of comparability with financial performance to many of its peers as it adopts this ASU, due to delayed adoption for public companies with total assets similar in size to the Company.

The ultimate effect of CECL on the Company’s ACL will depend on the size and composition of the loan portfolio; the loan portfolio’s credit quality and economic conditions at the time of adoption; as well as any refinements to models, methodologies, and other key assumptions used.

At adoption, the Company will have a cumulative effect adjustment to retained earnings for the change in the ACL, which the Company expects to negatively impact regulatory capital amounts and ratios.  An increase in the Company’s ACL will result in a decrease in regulatory capital amounts and ratios.  Bank regulatory agencies have provided regulatory capital relief for an initial capital decrease from the adoption of this ASU by allowing a phased adoption over three years, on a straight-line basis, which the Company expects to utilize.

Deposits and Liabilities

Total deposits increased $225 million, or 12.0%, to $2.10 billion at September 30, 2019 compared with $1.88 billion at December 31, 2018, and increased $230 million, or 12.3%, compared with $1.87 billion at September 30, 2018.  The increase in total deposits was primarily the result of organic commercial deposit growth. Non-interest bearing deposits were 37.0% of total deposits as of September 30, 2019 compared with 34.2% as of December 31, 2018, and 36.2% as of September 30, 2018.

Shareholders’ Equity

Shareholders’ equity increased by $32.6 million to $323 million at September 30, 2019 compared with $290 million at December 31, 2018 and increased by $43.1 million compared with $280 million at September 30, 2018. The increase resulted primarily from net income earned during the intervening periods, net of cash dividends paid to shareholders; and a reduction in accumulated other comprehensive losses resulting from an improvement in the fair value of investment securities as overall interest rates declined.

Conference Call and Webcast

Management will host a conference call on Thursday, October 24, 2019 at 10:00 a.m. MDT (12:00 p.m. EDT) to discuss its third quarter financial performance.  Interested investors may listen to the call live at www.peoplesutah.com.  Investment professionals are invited to dial 888-317-6003 (international calls 412-317-6061) and the participant entry number is 5979702. Please dial in 10-15 minutes early so the name and company information can be collected prior to the start of the conference.

If you are unable to participate during the live webcast, the call will be archived on our website www.peoplesutah.com, or at the same URL above for one month after the call. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is a $2.4 billion bank holding company for People’s Intermountain Bank. People’s Intermountain Bank, is a full-service bank providing loans, deposit and cash management services  to businesses and individuals.  People’s Intermountain Bank is the largest community bank headquartered in Utah.  With 26 branches covering the area between Preston, Idaho to St. George, Utah, People’s Intermountain Bank’s clients have direct access to bankers and decision makers who will work with clients to understand their specific needs and offer customized solutions designed specifically to meet them. The Bank has been serving communities in Utah and southern Idaho for more than 100 years. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Mark K. Olson

Executive Vice President and Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except share	September 30,	June 30,	September 30,	September 30,	September 30,
and per share data)	2019	2019	2018	2019	2018
Interest income
Interest and fees on loans	$27,544	$27,628	$27,420	$82,152	$80,276
Interest and dividends on investments	2,937	2,422	1,679	7,531	5,018
Total interest income	30,481	30,050	29,099	89,683	85,294
Interest expense	2,290	2,330	1,917	6,865	5,190
Net interest income	28,191	27,720	27,182	82,818	80,104
Provision for loan losses	2,100	2,150	1,925	5,800	5,450
Net interest income after provision for loan losses	26,091	25,570	25,257	77,018	74,654
Non-interest income
Mortgage banking	2,116	1,621	1,668	5,154	4,811
Card processing	976	814	826	2,405	2,347
Service charges on deposit accounts	744	705	737	2,106	2,114
Net gain on sale of investment securities	-	-	-	-	336
Other	631	458	563	1,737	1,970
Total non-interest income	4,467	3,598	3,794	11,402	11,578
Non-interest expense
Salaries and employee benefits	10,410	9,526	9,885	29,822	30,504
Occupancy, equipment and depreciation	1,439	1,558	1,476	4,453	4,430
Data processing	879	1,018	890	2,861	2,823
Marketing and advertising	805	226	342	1,147	1,109
FDIC premiums	6	148	239	244	867
Acquisition-related costs	-	-	(118)	-	232
Other	2,529	2,223	2,566	7,156	7,186
Total non-interest expense	16,068	14,699	15,280	45,683	47,151
Income before income tax expense	14,490	14,469	13,771	42,737	39,081
Income tax expense	3,355	3,480	3,288	10,108	9,127
Net income	$11,135	$10,989	$10,483	$32,629	$29,954

Earnings per common share:
Basic	$0.59	$0.58	$0.56	$1.73	$1.60
Diluted	$0.59	$0.58	$0.55	$1.72	$1.58

Weighted average common shares outstanding:
Basic	18,840,381	18,805,760	18,713,410	18,809,334	18,664,339
Diluted	19,029,350	19,007,297	19,010,600	19,008,883	18,979,405

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share data)	2019	2019	2018	2018
ASSETS
Cash and due from banks	$45,196	$38,121	$39,471	$27,231
Interest-bearing deposits	195,082	64,064	7,456	23,005
Federal funds sold	100,118	90,281	1,620	4,697
Total cash and cash equivalents	340,396	192,466	48,547	54,933
Investment securities:
Available for sale, at fair value	319,857	334,762	280,964	255,021
Held to maturity, at historical cost	-	-	65,462	67,148
Total investment securities	319,857	334,762	346,426	322,169
Non-marketable equity securities	2,623	2,623	2,551	4,231
Loans held for sale	19,554	18,446	10,267	8,467
Loans:
Loans held for investment	1,675,147	1,672,584	1,678,902	1,718,403
Allowance for loan losses	(30,471)	(28,039)	(25,245)	(23,309)
Total loans held for investment, net	1,644,676	1,644,545	1,653,657	1,695,094
Premises and equipment, net	37,958	37,925	36,532	36,683
Goodwill	25,673	25,673	25,673	25,673
Bank-owned life insurance	26,885	26,734	26,433	26,276
Deferred income tax assets	9,169	9,178	11,514	11,224
Accrued interest receivable	8,850	8,642	8,282	8,766
Other intangibles	3,080	3,191	3,412	3,523
Other real estate owned	-	-	-	2,985
Other assets	5,742	7,680	11,000	12,829
Total assets	$2,444,463	$2,311,865	$2,184,294	$2,212,853

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$777,041	$707,135	$642,594	$677,379
Interest-bearing deposits	1,324,671	1,274,771	1,234,461	1,194,553
Total deposits	2,101,712	1,981,906	1,877,055	1,871,932
Short-term borrowings	-	-	-	42,000
Accrued interest payable	571	546	483	424
Other liabilities	19,461	16,614	16,594	18,865
Total liabilities	2,121,744	1,999,066	1,894,132	1,933,221

Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	189	188	187	187
Additional paid-in capital	87,704	87,275	86,308	86,098
Retained earnings	233,634	224,950	207,779	199,161
Accumulated other comprehensive income/(loss)	1,192	386	(4,112)	(5,814)
Total shareholders’ equity	322,719	312,799	290,162	279,632
Total liabilities and shareholders’ equity	$2,444,463	$2,311,865	$2,184,294	$2,212,853

Common shares outstanding	18,855,710	18,819,332	18,728,823	18,719,496

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share data)	2019	2019	2018	2018
Selected Balance Sheet Information:
Book value per share	$17.12	$16.62	$15.49	$14.94
Tangible book value per share	$15.59	$15.09	$13.94	$13.38
Non-performing loans to total loans	0.26%	0.31%	0.27%	0.34%
Non-performing assets to total assets	0.17%	0.22%	0.21%	0.40%
Allowance for loan losses to loans held for investment	1.82%	1.68%	1.50%	1.36%
Loans to Deposits	79.18%	83.91%	88.65%	91.01%

Asset Quality Data:
Non-performing loans	$4,255	$5,104	$4,499	$5,830
Non-performing assets	$4,255	$5,104	$4,499	$8,815

Capital Ratios:
Tier 1 leverage capital (1)	12.64%	12.78%	12.27%	11.90%
Total risk-based capital (1)	17.88%	17.24%	16.36%	15.46%
Average equity to average assets	13.66%	13.69%	13.04%	12.76%
Tangible common equity to tangible assets (2)	12.17%	12.44%	12.11%	11.47%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Selected Financial Information:
Basic earnings per share	$0.59	$0.58	$0.56	$1.73	$1.60
Diluted earnings per share	$0.59	$0.58	$0.55	$1.72	$1.58
Net interest margin (3)	5.03%	5.24%	5.25%	5.18%	5.24%
Efficiency ratio	49.20%	46.93%	49.33%	48.49%	51.43%
Non-interest income to average assets	0.76%	0.64%	0.69%	0.67%	0.71%
Non-interest expense to average assets	2.72%	2.63%	2.78%	2.70%	2.91%
Annualized return on average assets	1.88%	1.96%	1.91%	1.93%	1.85%
Annualized return on average equity	13.79%	14.33%	14.97%	14.16%	14.85%
Net charge-offs / (recoveries)	$(332)	$34	$924	$574	$444
Annualized net charge-offs / (recoveries) to average loans	-0.08%	0.01%	0.21%	0.05%	0.03%

________________________________

(1)	Tier 1 leverage capital and Total risk-based capital as of September 30, 2019 are estimates.
(2)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $28,753,000, $28,864,000, $29,085,000, and $29,196,000 at September 30, 2019, June 30, 2019, December 31, 2018, and September 30, 2018, respectively.

(3)	Net interest margin is defined as net interest income divided by average earning assets.

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	September 30, 2019			September 30, 2018
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$216,450	$1,161	2.13%	$12,426	$57	1.84%
Securities: (1)
Taxable securities	259,870	1,459	2.23%	243,754	1,180	1.92%
Non-taxable securities (2)	61,692	295	1.90%	74,857	348	1.84%
Total securities	321,562	1,754	2.16%	318,611	1,528	1.90%
Loans (3)
Real estate term	909,671	13,881	6.05%	899,715	13,043	5.75%
Construction and land development	299,907	6,020	7.96%	376,142	7,329	7.73%
Commercial and industrial	281,845	4,791	6.74%	315,534	5,268	6.62%
Residential and home equity	174,104	2,513	5.73%	107,436	1,508	5.57%
Consumer and other	17,715	339	7.61%	19,876	272	5.42%
Total loans	1,683,242	27,544	6.49%	1,718,703	27,420	6.33%

Non-marketable equity securities	2,623	22	3.32%	4,521	94	8.25%
Total interest-earning assets	2,223,877	30,481	5.44%	2,054,261	29,099	5.62%
Allowance for loan losses	(28,283)			(22,469)
Non-interest earning assets	149,270			146,665
Total average assets	$2,344,864			$2,178,457
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$805,587	882	0.43%	$746,957	699	0.37%
Money market accounts	309,311	759	0.97%	237,450	445	0.74%
Certificates of deposit	177,851	649	1.45%	182,105	493	1.08%
Total interest-bearing deposits	1,292,749	2,290	0.70%	1,166,512	1,637	0.56%
Short-term borrowings	-	-	0.00%	49,427	280	2.25%
Total interest-bearing liabilities	1,292,749	2,290	0.70%	1,215,939	1,917	0.63%
Non-interest bearing deposits	713,750			667,896
Total funding	2,006,499	2,290	0.45%	1,883,835	1,917	0.40%
Other non-interest bearing liabilities	18,086			16,735
Shareholders’ equity	320,279			277,887
Total average liabilities and shareholders’ equity	$2,344,864			$2,178,457
Net interest income		$28,191			$27,182
Interest rate spread			4.73%			4.99%
Net interest margin			5.03%			5.25%

________________________________

(1)	Excludes average unrealized gains (losses) of $1.2 million and $(6.6) million for the three months ended September 30, 2019 and 2018, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $98,000 and $116,000 for the three months ended September 30, 2019 and 2018, respectively.
(3)	Loan interest income includes loan fees of $1.8 million and $1.8 million for the three months ended September 30, 2019 and 2018, respectively.

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Nine Months Ended
	September 30, 2019			September 30, 2018
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$115,594	$1,891	2.19%	$13,802	$166	1.61%
Securities: (1)
Taxable securities	271,193	4,635	2.29%	245,957	3,587	1.95%
Non-taxable securities (2)	65,851	929	1.89%	79,080	1,098	1.86%
Total securities	337,044	5,564	2.21%	325,037	4,685	1.93%
Loans (3)
Real estate term	900,408	40,375	6.00%	886,275	38,066	5.74%
Construction and land development	309,651	18,555	8.01%	370,602	21,507	7.76%
Commercial and industrial	291,008	15,124	6.95%	315,736	15,640	6.62%
Residential and home equity	163,966	7,200	5.87%	106,523	4,224	5.30%
Consumer and other	16,848	898	7.13%	19,225	839	5.83%
Total loans	1,681,881	82,152	6.53%	1,698,361	80,276	6.32%

Non-marketable equity securities	2,730	76	3.71%	6,095	167	3.67%
Total interest-earning assets	2,137,249	89,683	5.61%	2,043,295	85,294	5.58%
Allowance for loan losses	(26,708)			(20,766)
Non-interest earning assets	149,197			144,195
Total average assets	$2,259,738			$2,166,724
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$806,552	2,910	0.48%	$732,912	1,642	0.30%
Money market accounts	278,057	2,040	0.98%	223,193	778	0.47%
Certificates of deposit	179,664	1,852	1.38%	189,133	1,420	1.00%
Total interest-bearing deposits	1,264,273	6,802	0.72%	1,145,238	3,840	0.45%
Short-term borrowings	3,235	63	2.63%	92,570	1,350	1.95%
Total interest-bearing liabilities	1,267,508	6,865	0.72%	1,237,808	5,190	0.56%
Non-interest bearing deposits	667,268			646,419
Total funding	1,934,776	6,865	0.47%	1,884,227	5,190	0.37%
Other non-interest bearing liabilities	16,818			12,883
Shareholders’ equity	308,144			269,614
Total average liabilities and shareholders’ equity	$2,259,738			$2,166,724
Net interest income		$82,818			$80,104
Interest rate spread			4.89%			5.02%
Net interest margin			5.18%			5.24%

________________________________

(1)	Excludes average unrealized losses of $2.2 million and $5.7 million for the nine months ended September 30, 2019 and 2018, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $310,000 and $366,000 for the nine months ended September 30, 2019 and 2018, respectively.
(3)	Loan interest income includes loan fees of $4.9 million and $5.1 million for the nine months ended September 30, 2019 and 2018, respectively.